                                                                      Exhibit 10
LOGO
Bank of America                                        John R. Cammidge
                                                       Executive Vice President




May 6, 1998



Eugene Lockhart

Dear Gene:

This letter should respond to the questions you recently raised with Kathi Burke and Brad Comp. Kathi asked me to follow-up on the questions and reply to you and Brad during her absence on vacation. Hopefully, I have answered everything clearly and comprehensively, but if not, please let me know. The letter includes information on how certain of your benefits are affected by the change in control. Of course, the original documents under which these benefits are provided will govern.


Cash Compensation
-----------------
In return for your availability for assistance during the pre-merger transition period, your monthly base salary of $70,833.33 will be paid through the day after the day in which the change in control occurs.

The severance pay of $7.8 million under a change in control is 300% of your annual salary and bonus, payable within 30 days after date of termination.

The 1998 prorated bonus is calculated by dividing the number of days in the current year through your termination date by 365. Assuming that you will remain on payroll until October 2, 1998, the prorated bonus would be at least $1,318,493, payable at the customary time for the annual bonus. This bonus is deferrable under the Deferred Compensation Plan if you elect to do so. You will be receiving election materials later this year.


Stock Related Issues
--------------------
Your restricted stock units vest on the change in control and are assessed for taxes using the fair market value of the shares on the day after your employment ends. Upon payment of income taxes, the stock will be released to you either in book entry form or as a stock certificate.

Your Premium Price Options will all vest and be exercisable through the remainder of the term of the award (May 22, 2007). Your market price options are exercisable for three years following termination of employment. Unfortunately, the gain on exercise of these options cannot be deferred under the Stock Option Gain Deferral Program. The program requires that at the time of the election that the option grant be fully vested and that the election deferral be submitted 180 days prior to the exercise of the option.


You may elect to cancel your Premium Price Options and to exercise your Limited Stock Appreciation Rights (LSARs). Either all or a portion of each tranche of the LSARs can be exercised for a 60 day period commencing on the date of the change in control. The gain will be paid out in company stock.
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Excise Tax
----------
BAC will contract with a third party to calculate the excise taxes. BAC has an obligation to withhold taxes from all payments to employees. For example, upon payment of the severance package, excise taxes will be both withheld and reimbursed to you concurrently. Excise taxes are payable on all other cash disbursements associated with your termination, release of restricted stock, and an assessment will be made on the accelerated value of your vested stock options.


Financial Counseling
--------------------
The change in control agreement provides for financial counseling through December 31, 1999, including tax preparation for the fiscal year 1999. It is expected that 1999 tax preparation and filings will be completed by mid 2000.


Health Benefits
---------------
COBRA is available and continues for 18 months from the date of termination. The change in control agreement provides for a payment equal to three times the current annual contribution provided by the Company for your medical, dental, long term disability, life and accidental death and dismemberment insurance. Long-term care will be discontinued at termination, although you may elect to continue coverage by contacting John Hancock directly within 31 days of termination.


Relocation Expense
------------------
BAC will pay up to a total of $1.1 million to cover your relocation expenses and any associated tax gross-up paid by BAC, provided you use the relocation company designated by BAC for the sale of your home in San Francisco.


Gene, please note that all of the foregoing are subject to your signing the release provided under your change in control agreement and are subject to the other terms of the change in control agreements. Finally, I hope that I have answered all of your questions. For further assistance, either you or Brad Comp can call me at (415) 241-3210 or Paula Evangelou may be contacted on (415) 241-7686.

                                                               Sincerely,


                                                               /s/John Cammidge
                                                               John Cammidge

cc:  Brad Comp

                                                               Exhibit 10 cont'd

LOGO
Bank of America                                        John R. Cammidge
                                                       Executive Vice President

                                                                   June 19, 1998

Eugene Lockhart

Dear Gene,

Sorry for the delay in getting back to you. Hopefully by now you have a copy of the release documentation, that must not be signed until after your resignation date, associated with the change in control agreement.

I also understand from Cherie Sorokin that she needs a copy of your signed resignation letter (copy enclosed). Further, she tells me that before you sign the resignation letter, you have requested clarification regarding severance pay if the BAC/NationsBank merger agreement is terminated and you resign effective at that time.

On behalf of Kathi Burke and Dave Coulter, I am confirming that in this event, following the effective date of your resignation, the three year severance pay formula described in the change in control agreement would be used to calculate your severance pay, not the formula set forth in the March 4, 1997 offer letter. This would result in a payment to you of the gross sum of $7.8 million, less applicable deductions. (Of course, your monthly base salary will be paid through the resignation date.) In a similar fashion, you will receive a prorated bonus for 1998 using the formula provided for in the change in control agreement. This bonus is deferrable under the Deferred Compensation Plan if you elect to defer some or all of this prorated bonus during the annual Deferred Compensation election period.

In addition, subject to approval of the Executive Personnel and Compensation Committee of the BAC Board of Directors and consistent with your March 4, 1997 offer letter, (i) your unvested restricted stock units will vest upon your termination of employment and all of your restricted stock units will be payable, (ii) your market price stock options will become immediately exercisable in full upon your termination of employment and will remain exercisable for three years after employment ends, and (iii) 100 percent of the third tranche of your Performance Equity Program premium price options will remain in effect after your employment ends. All of your premium price options would remain in effect for five years after your employment ends, although none could be exercised until three years after the original grant date. (The third tranche would still have to meet the price threshold to become exercisable.)

Receipt of the consideration described above would be contingent on your signing release documentation that is similar to the release documentation referred to above. For your information, this letter and my earlier letter to you of May 6, 1998 or the data in those letters, may need to be disclosed in SEC or other filings and to the shareholders.

If the above is satisfactory to you, please return the signed resignation letter to Cherie Sorokin at Corporate Secretary's Office #13018, BankAmerica Corporation, P.O. Box 37000, San Francisco, CA 94137. If it is not satisfactory to you, please call me at (415) 241-3210.

Sincerely,


/s/John Cammidge
Enclosure
153186